UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 29, 2013, P. Schoenfeld Asset Management LP issued the following press release:

GLASS LEWIS RECOMMENDS PCS SHAREHOLDERS

VOTE AGAINST METROPCS/T-MOBILE TRANSACTION

•                  Glass Lewis and ISS agree that PCS shareholders will receive superior value through an independent, stand-alone structure

•                  PSAM to host a live webcast on April 4 for PCS shareholders

NEW YORK, March 29, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) today announced that Glass, Lewis & Co. (“Glass Lewis”), a leading provider of corporate governance services to institutional shareholders, has recommended MetroPCS Communications, Inc. (“PCS” or the “Company”) shareholders vote AGAINST the proposed transaction between PCS and T-Mobile USA, Inc. (“T-Mobile”) (the “Proposed Transaction”) using the WHITE proxy card.

Glass Lewis is the second independent proxy advisory firm that has recommended PCS shareholders vote against the Proposed Transaction.  On March 27, 2013, Institutional Shareholder Services, Inc. (“ISS”) issued a report advising its clients to vote against the Proposed Transaction as well.

In its report, Glass Lewis stated, “We believe MetroPCS shareholders could likely realize additional value in the short-term if the Company remained a standalone company (given its continued strong performance and prospects), conducted a proper competitive sale process seeking additional competitive takeover proposals or attempted to secure improvements in the deal terms with Deutsche Telekom and T-Mobile. In our view, all of these options are likely superior, from a valuation standpoint, than the proposed transaction as presently constructed.”

In response to the Glass Lewis report, PSAM said, “Two of the most highly respected corporate governance advisory firms have now come out against the merger.  It is time for PCS management to reexamine the terms of the Proposed Transaction and other alternatives available to the company, such as remaining as a stand-alone business.”

PSAM today reiterated its request, initially communicated to the PCS Board of Directors on March 22, 2013, that the Company should delay its Annual Meeting until late June 2013 and provide a two-week period following the Special Meeting in which PCS shareholders can put forth proposals and director nominations.

PSAM TO HOST LIVE WEBCAST ON APRIL 4 AT 10:30 AM ET

PSAM will host a live webcast for PCS shareholders to present its case against the PCS/T-Mobile transaction on Thursday, April 4, 2013 at 10:30 am ET.

PCS shareholders can access the live webcast at the following web link: http://event.on24.com/r.htm?e=603379&s=1&k=1B0CCF45F1BF663C536EF27316C5B0D1

The webcast will include live audio and presentation slides detailing PSAM’s arguments against the transaction in order to better inform PCS shareholders about the Proposed Transaction and why they should vote against it, followed by a brief question and answer period.  Shareholders will be able to submit questions through the question box on their webcast portal.  An archive of the webcast will be available until July 1, 2013 at 5:00 pm ET.

We recommend that shareholders register for the webcast 15 minutes prior to the start time of the presentation and click on the “test your system” link to ensure your Internet browser properly supports the webcast audio and slide presentation.

If you do not have access to a computer, you can listen to live audio of the presentation via the U.S. and International telephone numbers below.  Please note that PCS shareholders who would like to submit questions during the call must do so through the webcast portal as the telephone lines will be listen only.

Dial-in information is as follows:

U.S. Dial-in:	1-866-811-8843
International Dial-in:	1-631-485-5139
Conference ID:	30852432

If you would like to read PSAM’s detailed white paper regarding the Proposed Transaction, as well as its definitive proxy statement, letters to the PCS Board of Directors, letters to PCS shareholders, and published press releases, please go to: http://www.innisfreema.com/pcs/

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

For Media Inquiries:

Steve Bruce/Catherine Jones

ASC Advisors

(203) 992-1230

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